Exhibit 10.13
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, dated as of June _______, 2011, between AMC Networks Inc., a Delaware corporation (“AMC”), and Charles F. Dolan (“Charles Dolan”).
W I T N E S S E T H :
     WHEREAS, AMC was incorporated as an indirect, wholly-owned subsidiary of Cablevision Systems Corporation (“Cablevision”);
     WHEREAS, Cablevision intends to spin-off AMC and its subsidiaries;
     WHEREAS, effective upon the consummation of the spin-off, AMC wishes to secure the services of Charles Dolan as its Executive Chairman;
     WHEREAS, Charles Dolan has indicated his willingness to execute this Agreement with respect to such employment on the terms and conditions hereinafter set forth;
     NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:
     1. Term of Employment. This Agreement shall be effective for a one year term commencing on the date on which the spin-off of AMC from Cablevision is consummated (the “Effective Date”) and will be extended automatically for successive one year terms unless terminated by either party by written notice to the other party at least three months prior to the end of the then existing term of this Agreement. If the spin-off of AMC does not occur by June 30, 2012, this Agreement shall be null and void and of no force or effect.
     2. Duties. During the period of this Agreement, Charles Dolan initially will be employed as Executive Chairman. As such, Charles Dolan will have such duties consistent with his position as may be assigned to him, from time to time, by the Board of Directors of AMC.
     Charles Dolan agrees that he will faithfully perform the duties assigned to him hereunder and that he will devote such business time and attention to the business and affairs of AMC as described herein.
     Charles Dolan represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.
     AMC acknowledges that, in addition to Charles Dolan’s services pursuant to this Agreement, he will simultaneously serve, and is expected to devote most of his business time and attention to serving, as Chairman of Cablevision. AMC understands that Charles Dolan is entering into an amendment to his Employment Agreement with Cablevision contemporaneous with the execution of this Agreement and recognizes and agrees that Charles Dolan’s responsibilities to Cablevision will preclude him from devoting a substantial portion of his time and attention to AMC’s affairs. In addition, as recognized in AMC’s Certificate of Incorporation, there may be certain potential conflicts of interest and fiduciary duty issues associated with Charles Dolan’s dual roles at AMC and Cablevision. AMC recognizes and agrees that none of (i) Charles Dolan’s dual responsibilities at AMC and Cablevision, (ii) Charles Dolan’s inability to devote a substantial portion of his time and attention to AMC’s affairs, (iii) the actual or potential conflicts of interest and fiduciary duty issues that are waived in AMC’s Certificate of Incorporation, or (iv) any actions taken, or omitted to be taken, by Charles Dolan in good faith to comply with his duties and responsibilities to AMC or Cablevision in light of his dual responsibilities to AMC and Cablevision, shall be deemed to be a breach by Charles Dolan of his obligations under this Agreement.
     3. Compensation; Benefits. During the term of this Agreement, as compensation for the services to be performed by Charles Dolan under section 2 of this Agreement, AMC will pay Charles Dolan a minimum annual base salary of $400,000, payable in accordance with the reasonable salary payment policies of AMC and subject to annual review during the term of this Agreement in accordance with AMC’s practices, and to increases determined in the discretion of AMC. Charles Dolan will be eligible for an annual bonus, with a target bonus amount of 175% of his annual base salary, as the Compensation Committee of the Board of Directors of AMC (the “Compensation Committee”) shall determine in its discretion in accordance with applicable plans or programs of AMC. Any such annual bonus for 2011 shall be prorated to reflect the period of Charles Dolan’s employment with AMC following the Effective Date. Charles Dolan will also be eligible to participate in long-term cash or equity programs and arrangements of AMC at the level determined by the Compensation Committee, in its discretion consistent with Charles Dolan’s role and responsibilities as Executive Chairman. In calendar year 2012, for example, Charles Dolan will be entitled to receive one or more long-term cash and/or equity awards with an aggregate target value of $900,000, all as determined by the Compensation Committee in its discretion in accordance with applicable plans or programs of AMC. Although there is no guarantee, it is currently expected that long-term cash or equity awards of similar aggregate target values will be made to Charles Dolan annually.
     Charles Dolan will be eligible to participate in the AMC Networks Inc. Excess Savings Plan (the “Excess Savings Plan”), when established, and AMC will provide Charles Dolan with life, accidental death and dismemberment and business travel accident insurance. Prior to the time the Excess Savings Plan is established, Charles Dolan will be eligible to participate in the Cablevision Excess Savings Plan with respect to his compensation from AMC on the same terms on which other employees of AMC are eligible to participate in such plan. Any such life, accidental death and dismemberment and business travel accident insurance will be based on Charles Dolan’s AMC base salary (provided that, to the extent AMC and Cablevision continue to use the same insurance carriers, coverage under AMC’s plans will be aggregated with coverage under the Cablevision plan with respect to any applicable maximum coverage provisions.) Charles Dolan acknowledges that he will not participate in any other employee health and welfare or retirement plan of AMC.
     Charles Dolan acknowledges that any continuing service requirements with respect to any AMC stock options or AMC restricted stock issued in respect of the spin-off of AMC shall be based solely on service to Cablevision and its affiliates (other than AMC and its subsidiaries). AMC has no liability to Charles Dolan with respect to any cash payable pursuant to the outstanding long-term cash and equity awards that were granted to him under the plans of Cablevision prior to the Effective Date, and Charles Dolan agrees that he will not assert any such liability against AMC.
     4. Expenses. Charles Dolan shall be authorized, in carrying out his responsibilities and duties hereunder, to make expenditures from time to time on behalf of AMC for the performance, furtherance and maintenance of AMC’s business, including travel relating to the business of AMC, entertainment and similar items, and AMC shall promptly reimburse Charles Dolan for such expenditures upon the submission of statements therefore by Charles Dolan; provided, however, that when such expenses may be reasonably anticipated, AMC shall advance the amount thereof to Charles Dolan.
     5. Termination Rights of AMC. AMC shall have the right to terminate Charles Dolan’s employment at its option in the event of Charles Dolan’s repeated willful and material failure to perform the services required of him hereunder, or Charles Dolan’s willful wrongdoing in the performance of his duties hereunder. Termination under the preceding sentence shall cause all obligations of AMC hereunder to cease.
     AMC may, if it so elects, declare Charles Dolan’s employment hereunder terminated by reason of his incapacity extending beyond six consecutive months’ disability at any time prior to Charles Dolan’s return to employment and the discharge of his duties hereunder. If such termination occurs, Charles Dolan will be entitled to continue to receive all of his compensation and benefits pursuant to section 3 until the end of the then remaining term of this Agreement. In the event of Charles Dolan’s death, all obligations of AMC hereunder shall cease, except that AMC will make a lump sum death benefit payment to Charles Dolan’s estate equal to the greater of one year’s salary or 50% of the compensation that would have been payable to Charles Dolan during the then remaining term of this Agreement.
     6. Section 409A.

     To the extent Charles Dolan would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of AMC or its affiliates, constitutes “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and that if paid during the six months beginning on the date of termination of Charles Dolan’s employment would be subject to the Section 409A additional tax because Charles Dolan is a “specified employee” (within the meaning of Section 409A and as determined by AMC), (i) the payment will not be made to Charles Dolan and instead will be made to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), and (ii) the payment, together with any earnings on it, will be paid to Charles Dolan on the earlier of the six-month anniversary of his “separation from service” as defined in Treas. Reg. § 1.409A-1(h) or his death; provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause Charles Dolan to incur additional tax under Section 409A. Similarly, to the extent Charles Dolan would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of his employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate Charles Dolan for the delay) on the earlier of the six-month anniversary of his separation from service or his death. Any such payments or benefit subject to Section 409A shall be treated as separate payments for purposes of Section 409A. Furthermore, to the extent any other payments of money or other benefits due to Charles Dolan could cause the application of an additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A.
     In addition, any payment or benefit that is due or commences upon a termination of Charles Dolan’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid, commenced to be paid or provided to Charles Dolan only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).
     To the extent any expense reimbursement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Charles Dolan incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
     If the Rabbi Trust has not been established at the time of the termination of Charles Dolan’s employment, Charles Dolan may select an institution to serve as the trustee of the Rabbi Trust (so long as the institution is reasonably acceptable to AMC). Charles Dolan may negotiate such terms with the trustee as are customary for such arrangements and reasonably acceptable to AMC. AMC will bear all costs related to the establishment and operation of the Rabbi Trust, including Charles Dolan’s attorney’s fees.
     If any payment otherwise due to Charles Dolan hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, AMC will instead pay Charles Dolan either (i) such amount or (ii) the maximum amount that could be paid to Charles Dolan without the imposition of the excise tax, depending on whichever amount results in Charles Dolan receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to Charles Dolan would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to Charles Dolan and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to Charles Dolan (i.e., later payments will be reduced first) until the reduction specified is achieved.
     AMC will not take any action that would expose any payment or benefit to Charles Dolan to the additional tax of Section 409A, unless (i) AMC is obligated to take the action under an agreement, plan or arrangement to which Charles Dolan is a party, (ii) Charles Dolan requests the action, (iii) AMC advises Charles Dolan in writing that the action may result in the imposition of the additional tax and (iv) Charles Dolan subsequently requests the action in a writing that acknowledges he will be responsible for any effect of the action under Section 409A. AMC will hold Charles Dolan harmless for any action it may take in violation of this paragraph, including any attorney’s fees Charles Dolan may incur in enforcing his rights.

     It is AMC’s intention that the benefits and rights to which Charles Dolan could become entitled in connection with termination of employment comply with Section 409A. If Charles Dolan or AMC believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on Charles Dolan and on AMC).
     7. Assignment. The rights and obligations of AMC under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns. AMC may not assign this Agreement without the consent of Charles Dolan.
     8. Notices. All notices and requests hereunder shall be in writing and shall be delivered in person or by certified or registered mail, postage prepaid, if to Charles Dolan, addressed to:
Mr. Charles F. Dolan
c/o Cablevision Systems Corporation,
1111 Stewart Avenue,
Bethpage, NY 11714
     with copy to:
Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797
Attention: William J. Frewin
     if to AMC, addressed to:
AMC Networks Inc.
11 Penn Plaza
New York, NY 10001
Attention: President & Chief Executive Officer
Such notices and requests shall be deemed delivered on the day on which personally delivered, or if delivered by mail, on the third business day after its delivery at the post office, as evidenced by a post office receipt furnished to the sender. Either party may change his or its address for receipt of notices and requests hereunder by notice duly given to the other party in accordance with the provision of this section.
     9. Governing Law. The laws of the State of New York shall govern all questions relative to the interpretation and construction of this Agreement, and to the performance hereof.
     10. Waiver. No waiver by either party of any default hereunder by the other shall in any way prejudice the waiving party with respect to any subsequent default hereunder (whether or not similar) by the other party.

     11. Headings of No Effect. The headings and captions hereof have been inserted solely for convenience of reference, and shall in no way define, limit or describe any of the provisions of this Agreement.
     12. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

AMC Networks Inc.

By:	Name:
Title:

Charles F. Dolan